SCHEDULE 14A
                               (RULE 14a-101)
                          SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                            EXCHANGE ACT OF 1934


Filed by the Registrant   ( X )

Filed by a Party other than the Registrant (  )

Check the appropriate box:

(  )  Preliminary Proxy Statement

(  )  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
      RULE 14A-6(E)(2))

( X ) Definitive Proxy Statement

(  )  Definitive Additional Materials

(  )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 FILING BY:
                            DELTATHREE.COM, INC.
    --------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

    --------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

( X ) No fee required

(   ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
      0-11.

      (1)  Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

      (2)  Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

           ---------------------------------------------------------------

      (4)  Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------

      (5)  Total fee paid:

           ---------------------------------------------------------------

( ) Fee paid previously with preliminary materials.

      ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount Previously Paid:

           ---------------------------------------------------------------

      (2)  Form, Schedule or Registration Statement No.:

           ---------------------------------------------------------------

      (3)  Filing Party:

           ---------------------------------------------------------------

      (4)  Date Filed:

           ---------------------------------------------------------------


          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                MAY 18, 2000




deltathree.com, Inc.
430 Park Avenue
Suite 500
New York, New York 10022


                                          May 18, 2000


Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of deltathree.com, Inc. (the "Company") to be held at The Peninsula Hotel, 700 Fifth Avenue, New York, New York 10019, on June 13, 2000, commencing at 10:00 a.m., local time. I urge you to be present in person or represented by proxy at the Meeting.

      The enclosed Notice of Annual Meeting and Proxy Statement fully describe the business to be transacted at the Meeting, which includes (i) the election of all nine directors of the Company, (ii) the ratification of the appointment by the Board of Directors of Brightman Almagor & Co., a member firm of Deloitte & Touche Tohmatsu, as independent auditors for the year ending December 31, 2000 and (iii) the transaction of any other business that may properly be brought before the Meeting or any adjournment or postponement thereof.

      The Company's Board of Directors believes that a favorable vote on each of the matters to be considered at the Meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" each of the matters. Accordingly, the Company urges you to review the accompanying material carefully and to return the enclosed proxy promptly.

      The Board of Directors has fixed the close of business on May 25, 2000 as the record date for the determination of the stockholders entitled to notice of and to vote at the Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Meeting. A list of the stockholders entitled to vote at the Meeting will be located at the Company's offices, 430 Park Avenue, Suite 500, New York, New York 10022, at least ten days prior to the Meeting and will also be available for inspection at the Meeting.

      Directors and officers of the Company will be present to help host the Meeting and to respond to any questions that the Company's stockholders may have. I hope you will be able to attend. Even if you expect to attend the Meeting, please sign, date and return the enclosed proxy card without delay. If you attend the Meeting, you may vote in person even if you have previously mailed a proxy.


                                          Sincerely,

                                          /s/ Elie C. Wurtman
                                          ---------------------------------
                                          Elie C. Wurtman
                                          Chairman of the Board




Deltathree.com, Inc.
430 Park Avenue
Suite 500
New York, New York 10022


          NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS To Be Held
                              on June 13, 2000


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of deltathree.com, Inc. (the "Company") will be held at The Peninsula Hotel, 700 Fifth Avenue, New York, New York 10019, on June 13, 2000, commencing at 10:00 a.m., local time. A proxy card and a Proxy Statement for the Meeting are enclosed.

      The Meeting is for the purpose of considering and acting upon:

1. The election of all nine directors for a one-year term expiring at the Company's Annual Meeting of Stockholders in 2001;

2. The ratification of the appointment by the Board of Directors of Brightman Almagor & Co., a member firm of Deloitte & Touche Tohmatsu, as independent auditors for the year ending December 31, 2000; and

3. Such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

      The close of business on May 25, 2000 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. For a period of at least 10 days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting shall be open to examination by any stockholder during ordinary business hours at the offices of the Company at 430 Park Avenue, Suite 500, New York, New York 10022.

      Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

      A copy of the Company's Annual Report for 1999, which includes the Company's audited financial statements, is being mailed together with this proxy material.

      YOUR VOTE IS IMPORTANT. STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                       By Order of the Board of Directors,

                                       /s/ Marc M. Tobin
                                       -----------------------------------
                                       Marc M. Tobin
                                       Secretary


New York, New York
May 18, 2000






Deltathree.com, Inc.
430 Park Avenue
Suite 500
New York, New York 10022


                              PROXY STATEMENT
                                    FOR
                       ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JUNE 13, 2000
                           ----------------------

                     SOLICITATION AND VOTING OF PROXIES


   This Proxy Statement and accompanying proxy materials are being first mailed on or about May 26, 2000 to stockholders of deltathree.com, Inc. (the "Company") at the direction of the Board of Directors of the Company (the "Board") to solicit proxies in connection with the 2000 Annual Meeting of Stockholders (the "Meeting"). The Meeting will be held at The Peninsula Hotel, 700 Fifth Avenue, New York, New York 10019, on June 13, 2000, commencing at 10:00 a.m., local time, or at such other time and place to which the Meeting may be adjourned or postponed.

      All shares represented by valid proxies at the Meeting, unless the stockholder otherwise specifies, will be voted (i) FOR the election of the nine persons named under "Proposal I--Election of Directors" as nominees for election as the directors of the Company for a one-year term expiring at the Company's Annual Meeting of Stockholders in 2001, (ii) FOR the ratification of the appointment by the Board of the independent auditors named under "Proposal II-Ratification of Appointment of Independent Auditors" and (iii) at the discretion of the proxy holders, with regard to any matter not known to the Board on the date of mailing this Proxy Statement that may properly come before the Meeting or any adjournment or postponement thereof. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted accordingly.

      A proxy may be revoked at any time by providing written notice of such revocation to deltathree.com, Inc.,430 Park Avenue, Suite 500, New York, New York 10022, which notice must be received prior to the Meeting. If notice of revocation is not received prior to the Meeting, a stockholder may nevertheless revoke a proxy if he or she attends the Meeting and votes in person.

                     RECORD DATE AND VOTING SECURITIES

      The close of business on May 25, 2000 is the record date (the "Record Date") for determining the stockholders entitled to vote at the Meeting. At the close of business on April 28, 2000, the Company had issued and outstanding approximately 9,145,902 shares of Class A Common Stock and approximately 19,569,459 shares of Class B Common Stock (together, the "Common Stock") held by approximately 64 holders of record. The Common Stock constitutes the only outstanding classes of voting securities of the Company entitled to be voted at the Meeting.

                             QUORUM AND VOTING

      The presence at the Meeting, in person or by proxy relating to any matter, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the Meeting, are considered stockholders who are present and entitled to vote at the Meeting, and thus, shares of Common Stock held by such stockholders will count toward the attainment of a quorum. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained.

      Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes with respect to each proposal to be voted on at the Meeting. RSL Communications, Ltd. ("RSL COM") owns all of the outstanding shares of the Company's Class B Common Stock, which represents approximately 95.5% of the combined voting power of all classes of the Company's capital stock. Therefore, RSL COM will control the outcome of any matter submitted to a vote of the Company's stockholders, including the election of the directors at the Meeting. Cumulative voting is not permitted with respect to the election of directors.

      The accompanying proxy card is designed to permit each holder of Common Stock as of the close of business on the Record Date to vote on each of the matters to be considered at the Meeting. A stockholder is permitted to vote in favor of, or to withhold authority to vote for, any or all nominees for election to the Board and to vote in favor of or against or to abstain from voting with respect to the proposal to ratify the appointment by the Board of the independent auditors.

      Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters, if the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions. Although there are no controlling precedents under Delaware law regarding the treatment of broker non-votes in certain circumstances, the Company intends to treat broker non-votes in the manner described below.

        SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

      The following table sets forth information with respect to the beneficial ownership of shares of the Company's Class A Common Stock and the Company's Class B Common Stock as of March 1, 2000 and the beneficial ownership of shares of the capital stock of RSL COM as of March 1, 2000 by:

      (a) each person who the Company knows owns beneficially more than 5% of the Company's Common Stock

      (b)   each of the Company's directors individually

      (c)   each of the Company's named executive officers individually

      (d)   all of the Company's executive officers and directors as a group

Unless otherwise indicated, to the Company's knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock. Each person listed below disclaims beneficial ownership of their shares, except to the extent of their pecuniary interests therein. Shares of Common Stock that an individual or group has the right to acquire within 60 days of March 1, 2000 pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but are not deemed outstanding for the purpose of calculating the percentage owned by an other person listed.

                                                    SHARES OF
                                                  DELTATHREE.COM
                                                   CAPITAL STOCK        SHARES OF RSL COM
                                                    BENEFICIALLY           CAPITAL STOCK
                                                       OWNED             BENEFICIALLY OWNED
                                                  --------------    --------------------------
                                       NUMBER      PERCENTAGE(1)    NUMBER       PERCENTAGE(2)
                                       ------      ----------       ------       ----------
PRINCIPAL STOCKHOLDERS:

RSL Communications, Ltd. ..........  19,569,459       68.1%            --              __%
767 Fifth Avenue
Suite 4300,
New York, New York 10153

Ronald S. Lauder...................  19,574,459       68.1        15,947,636(17)      29.1
c/o RSL Communications, Ltd (3)

CNET Investments, Inc. ............   1,551,971(4)     5.4             --              --
150 Chestnut Street
San Francisco, California 94111

DIRECTORS AND EXECUTIVE  OFFICERS:

Ithak Fisher(5)(6).................      24,848         *          3,310,481(18)       6.0

Nir Tarlovsky(5)(6)................      34,848         *            863,199(19)       1.6

Donald R. Shassain(5)(6)...........      29,848         *            101,333(20)        *

Jacob Z. Schuster(5)(7)............      34,848         *          1,689,404(21)       3.1

Yadin Kaufmann(6)(8)...............      24,848         *              1,000(22)        *

Robert R. Grusky (9)(10)...........      27,848         *              3,500(23)        *

Avery S. Fischer(5)(6).............      31,848         *             14,375(24)        *

Oakleigh Thorne(6)(11).............      25,298         *                --            --

Elie C. Wurtman(12)(13)............     165,656        *                 --            --

Shimmy Zimels(12)(14)..............     263,407        *                 --            --

Noam Bardin(12) (14)...............     427,421       1.5                --            --

Mark J. Hirschhorn(12)(14).........     183,938        *                 --            --

Amos Sela(12)(15)..................     278,332        *                 --            --

All Directors and Executive
  Officers as a group
  (fifteen persons)(16)............   1,725,143       5.8          5,995,772          10.9


* Less than 1%.

(1) Percentage of beneficial ownership is based on (a) 19,569,459 shares of Class B Common Stock issued to RSL COM and (b) 9,147,575 shares of Class A Common Stock (excluding a warrant issued to CNET to purchase 466,028 shares of common stock) outstanding as of March 1, 2000.

(2) Percentage of beneficial ownership is based on RSL COM's outstanding share capital consists of 24,267,283 shares of Class B common stock and 30,591,975 shares of Class A common stock as of March 1, 2000. Shares of Class B common stock of RSL COM are convertible at any time into shares of Class A common stock of RSL COM for no additional consideration on a share-for-share basis. Shares of Class A common stock of RSL COM are entitled to one vote for each share and shares of Class B common stock of RSL COM are entitled to 10 votes for each share.

(3) Ronald S. Lauder, together with a number of entities, including entities formed for the benefit of charities and members of his family, own shares of RSL COM's capital stock that enable him to vote more than 50% of RSL COM's capital stock. As a result, he may be deemed to be the beneficial owner of the Company's capital stock owned by RSL COM. Mr. Lauder disclaims beneficial ownership of these shares.

(4) Includes a warrant to purchase 466,028 shares of Class A Common Stock.

(5) The address for the director listed is c/o RSL Communications, Ltd.

(6) Includes options to purchase 24,848 shares of Class A Common Stock.

(7) Consists of (a) 10,000 shares of Class A Common Stock owned by Schuster Family Partners, of which Mr. Schuster is the sole general partner and the limited partners are some of his children and (b) options to purchase 24,848 shares of Class A Common Stock. Mr. Schuster disclaims beneficial ownership of the shares owned by Schuster Family Partners.

(8) The address for Mr. Kaufman is 91 Medinat Hayehudim St., Herzlia Pituach 46120, Israel.

(9) The address for Mr. Grusky is c/o New Mountain Capital LLC, 712 Fifth Avenue, 23rd Floor, New York, NY 10019.

(10) Consists of (a) 2,000 shares of Class A Common Stock owned by Mr. Grusky, (b) 1,000 shares of Class A Common Stock owned by Mr. Grusky's wife and (c) options to purchase 24,848 Shares of Class A Common Stock.

(11) The address for Mr. Thorne is P.O. Box 871, Lake Forest, IL 60045.

(12) The address for director or executive officer listed is c/o the Company.

(13) Includes options to purchase 165,656 shares of Class A Common Stock.

(14) Includes options to purchase 173,938 shares of Class A Common Stock.

(15) Includes options to purchase 273,332 shares of Class A Common Stock.

(16) Includes options to purchase 1,279,545 shares of Class A Common Stock.

(17) Consists of (a) 2,336 shares of Class A common stock of RSL COM, (b) 15,481,527 shares of Class B common stock of RSL COM, (c) 3,873 shares of Class A common stock of RSL COM issuable upon exercise of an equal number of currently exercisable options granted to Mr. Lauder under RSL COM's 1997 Directors' Compensation Plan and (d) 459,900 shares issuable upon exercise of a warrant issued to Mr. Lauder. The shares of Class B common stock of RSL COM consist of: (a) 9,496,295 shares owned by RSL Investments Corporation, a corporation wholly owned by Mr. Lauder, (b) 1,814,579 shares owned by EL/RSLG Media, of which The 1995 Estee Lauder RSL Trust, of which Mr. Lauder is a trustee and the beneficiary is a 50% shareholder, (c) 907,290 shares owned by RAJ Family Partners, of which Mr. Lauder is a limited partner and a shareholder of the general partner, and (d) 3,263,363 shares owned directly by Mr. Lauder.

(18) Consists of (a) 177,839 shares of Class A common stock of RSL COM and
(b) 3,132,642 shares of Class B common stock of RSL COM owned by Fisher Investment Partners, L.P., of which Mr. Fisher is the sole general partner and the Fisher 1997 Family Trust is the sole limited partner. Mr. Fisher disclaims beneficial ownership of these shares.

(19) Consists of (a) 718,915 shares of Class A common stock of RSL COM owned by Tarlovsky Investment Partners, of which Mr. Tarlovsky is the sole general partner and the Tarlovsky 1997 Family Trust is the sole limited partner and (b) 144,284 shares of Class A common stock of RSL COM issuable upon exercise of an equal number of currently exercisable options granted to Mr. Tarlovsky under RSL COM's 1997 Stock Incentive Plan.

(20) Consists of (a) 18,000 shares of Class A common stock of RSL COM and
(b) options to purchase 83,333 shares of Class A common stock of RSL COM.

(21) Consists of (a) 1,189 shares of Class A common stock of RSL COM owned directly by Mr. Schuster, (b) 41,656 shares of Class A common stock of RSL COM owned by Schuster Family Partners, of which Mr. Schuster is the sole general partner and the limited partners are some of his children, and (c) 1,646,559 shares of Class B common stock of RSL COM owned by Schuster Family Partners. Mr. Schuster disclaims beneficial ownership of the shares owned by Schuster Family Partners.

(22) Represents 1,000 shares of Class A common stock of RSL COM.

(23) Represents 3,500 shares of Class A common stock of RSL COM.

(24) Consists of (a) 5,980 shares of Class A common stock of RSL COM and
(b) options to purchase 8,395 shares of Class A common stock of RSL COM.


           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership of Common Stock with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

      To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company, the Company believes that all of the Company's directors, officers and greater than 10% stockholders have complied with the applicable Section 16(a) reporting requirements, except for the Statements of Beneficial Ownership on Form 3 relating to the beneficial ownership of shares of common stock by Shimmy Zimels, Jacob A. Davidson, Marc Tobin, Elie C. Wurtman, Noam Bardin, Amos Sela, Mark J. Hirschhorn, Yadin Kaufmann, Oakleigh Thorne, Avery S. Fischer, Itzhak Fisher, Robert R. Grusky, Jacob Z. Schuster, Donald R. Shassian, Nir Tarlovsky, RSL Communications Ltd. and CNET Investments Inc., which were not filed on a timely basis.


                                 PROPOSAL I
                           ELECTION OF DIRECTORS

      At the Meeting, nine directors will be elected to the Board of Directors to serve until the Company's next annual meeting of stockholders.

      The Company's Amended and Restated Certificate of Incorporation provides that a director shall hold office until the annual meeting for the year in which his or her term expires except in the case of elections to fill vacancies or newly created directorships. Each director is elected for a one year term. Each of the nominees are now serving as directors of the Company and were previously elected by the stockholders of the Company.

      Under the Company's Amended and Restated By-laws, directors are elected by a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting, and thus, the nine nominees for election as directors who receive the most votes cast will be elected. Instructions withholding authority and broker non-votes will not be taken into account in determining the outcome of the election of directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE NINE NOMINEES TO THE BOARD OF DIRECTORS.

NOMINEES FOR DIRECTOR

Elie C. Wurtman, age 30, co-founded the Company and has been the chairman of the Board of Directors since April 1999. Mr. Wurtman was co-chairman of the Company from October 1999 to April 2000, president and chief executive officer of the Company from November 1996 to March 1999 and acting vice president of sales and marketing for the Company from August 1998 to March 1999. Mr. Wurtman has served as vice president of emerging technologies for RSL COM from April 1998 to May 1999. In November 1995, Mr. Wurtman co-founded Ambient Corporation, Inc., a company which develops smartcard technology, and was a director of Ambient until September 1999. Mr. Wurtman co-founded Pioneer Management Corporation, a holding company involved in several high-tech ventures, and was a director from January 1992 to June 1996.

Avery S. Fischer, age 32, has been a director of the Company since September 1999 and was the secretary of the Company from July 1997 until September 1999. Mr. Fischer has served as vice president of legal affairs and general counsel of RSL COM since January 1999 and legal counsel of RSL COM since January 1997. From 1994 to 1997, he was an associate with the law firm of Rosenman & Colin LLP, New York, New York with a practice concentrating in mergers and acquisitions, securities and general corporate counseling. From 1993 to 1994, Mr. Fischer was an associate with the law firm of Shea & Gould, New York, New York, with a practice concentrating in commercial and securities litigation.

Itzhak Fisher, age 43, has been a director of the Company since July 1997. Mr. Fisher was a co-founder of RSL COM and has been a director, president and chief executive officer of RSL COM since its inception in 1994. From 1992 to 1994, Mr. Fisher served as general manager of Clalcom Inc., a telecommunications company. From 1990 to 1992, Mr. Fisher served as the special consultant to the president of BEZEQ, the Israel Telecommunication Corp., Israel's national telecommunications company. Mr. Fisher co-founded, and was a director, president and chief executive officer of Medic Media, Inc., a company engaged in the business of renting telephone and television systems in hospitals throughout Israel.

Robert R. Grusky, age 42, has been a director of the Company since the closing of the Company's initial public offering. Mr. Grusky has been President of RSL Investments Corporation since April 1998. Mr. Grusky has been a senior managing member of Hope Capital Partners, L.P., a public equities investment partnership, and a co-founder and principal of New Mountain Capital LLC, a private equity fund, since January 2000. From April 1997 to January 2000, Mr. Grusky was Senior Advisor to Ronald S. Lauder. From 1985 to 1997, Mr. Grusky was at Goldman, Sachs & Co. as a member of its mergers and acquisitions department and later in its principal investment area. In 1990, Mr. Grusky took a one-year leave of absence during which he was appointed a White House Fellow by President Bush and served as Assistant to the then Secretary of Defense Dick Cheney. He is a director of Central European Media Enterprises, Ltd., ITI Holdings, S.A. and an advisory director of Tinicum Capital Partners, L.P. He is also a member of the Board of Trustees of the Hackley School and The Multiple Myeloma Foundation.

Yadin Kaufmann, age 40, has been a director of the Company since the closing of the Company's initial public offering. Mr. Kaufmann is a co-founder of MainXchange Ltd. and has served as its chairman from February 1997 until the present and as its chief executive officer from February 1997 until January 1999. In 1990, Mr. Kaufmann co-founded Veritas Venture Capital Management Ltd., a venture fund that invests primarily in early-stage technology companies in Israel, and has since 1990 been its co-managing director. From 1987 until 1995, he was involved in the management of Athena Venture Partners, and from 1986 until 1987 he was an associate at the law firm Herzog, Fox & Ne'eman. Mr. Kaufmann currently serves on the Board of Directors of Carmel Biosensors Ltd.

Jacob Z. Schuster, age 50, has been a director of the Company since May 1999. He has been a director, executive vice president and assistant secretary of RSL COM since 1994. Mr. Schuster served as treasurer of RSL COM from 1994 through 1998, and was chief financial officer from February 1997 until December 1998. Mr. Schuster has been president and treasurer of RSL Management Corporation since November 1995 and executive vice president of RSL Investments Corporation since March 1994. From 1986 to 1992, Mr. Schuster was a general partner and treasurer of Goldman Sachs.

Donald R. Shassian, age 44, has been a director of the Company since May 1999. Mr. Shassian has served as chief operating officer of RSL COM since August 1999, and he has served as executive vice president, chief financial officer and treasurer of RSL COM since January 1999. From 1993 through 1998, Mr. Shassian served as senior vice president and chief financial officer of Southern New England Telecommunications. From 1988 through 1993, Mr. Shassian served as a partner of Arthur Andersen LLP, providing audit and business advisory services to companies in the telecommunications industry. In 1992, Mr. Shassian was named the partner-in-charge of Arthur Andersen's telecommunications industry practice group for North America.

Nir Tarlovsky, age 33, has been a director of the Company since July 1997. Mr. Tarlovsky has served as the vice president of business development of RSL COM since April 1995, and was a director of RSL COM from April 1995 until March 1997. Mr. Tarlovsky is also vice president of RSL COM North America, Inc., a subsidiary of RSL COM. From 1992 to March 1995, Mr. Tarlovsky served as senior economist of Clalcom. While at Clalcom, he was responsible for the development of new international telecommunications ventures. Mr. Tarlovsky is also a director of Telegate, a German operator services company.

Oakleigh Thorne, age 42, has been a director of the Company since the closing of the Company's initial public offering. Since October 1996, Mr. Thorne has served as the chairman and chief executive officer of TBG Information Investors, LLC, a private equity partnership, and as the co-president of Blumenstein/Thorne Information Partners I, L.P., a private equity partnership. He was president and chief executive officer of Commerce Clearing House, a provider of tax and business law information, software and services from April 1995 to August 1996, and the executive vice president of Commerce Clearing House from January 1991 to April 1995. Since March 1998, Mr. Thorne has been a director of Medscape, a web-based healthcare company. He also serves as the chairman of the board of SCP Communications.

OTHER EXECUTIVE OFFICERS AND KEY  EMPLOYEES

Set forth below is a brief description of the present and past business experience of each of the persons who serve as executive officers or key employees of the Company who are not also serving as directors.

Mark J. Hirschhorn, age 35, has been vice president and chief financial officer of the Company since April 1999. Prior to joining the Company, Mr. Hirschhorn served in various positions at RSL COM, including vice president-finance from August 1997 to May 1999, global controller from January 1996 to May 1999 and assistant secretary from September 1996 to May 1999. From October 1987 to December 1995, Mr. Hirschhorn was employed at Deloitte & Touche LLP, most recently as senior manager.

Noam Bardin, age 28, co-founded the Company and has been vice president of technology and chief technology officer since June 1997. Mr. Bardin has served as president and interim chief executive officer of the Company since April 1, 2000. Prior to serving as vice president, Mr. Bardin served as the Company's global network director from November 1996 to May 1997. From November 1995 to October 1996, Mr. Bardin served as director of operations for Ambient Corporation. From January 1995 to October 1995, Mr. Bardin worked for several Israeli high-tech companies in helping to secure government grants and assistance. Prior to 1995, Mr. Bardin attended Hebrew University.

Shimmy Zimels, age 34, has been the Company's vice president of operations since July 1997. Prior to joining the Company, Mr. Zimels was the controller and vice president of finance of Net Media Ltd., a leading Israeli-based Internet service provider, from June 1995 to June 1997. From April 1991 to May 1995, Mr. Zimels was a senior tax auditor for the Income Tax Bureau of the State of Israel.

Dr. Baruch D. Sterman, age 38, has been the Company's vice president of research and development and product integration since May 1998. Prior to joining the Company, Dr. Sterman worked as a consultant for Israeli businesses in database design, billing systems, and automated data flow from August 1996 to May 1998. After receiving a doctorate in Physics in June 1993, Dr. Sterman founded a start-up company, Gal-Or Lasers, that developed a compact laser (of his own design) for industrial and medical use.

Marc M. Tobin, age 33, has been the Company's general counsel since August 1998 and the Company's corporate secretary since September 1999. Prior to joining the Company, Mr. Tobin served as corporate counsel to Slim Fast Foods Company from October 1991 to July 1998 and assistant corporate secretary from March 1995 to July 1998.

Jacob A. Davidson, co-founder of the Company, resigned as co-chairman of the Company effective April 1, 2000.

BOARD OF DIRECTORS AND COMMITTEES

      General. The business of the Company is managed under the direction of the Board. The Board meets on a regularly scheduled basis during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board had four regular and no special meetings in fiscal 1999. During fiscal 1999, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director.

      The Board has established Executive, Audit and Compensation
Committees to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of those committees and their current members are set forth below.

      Executive Committee. The Executive Committee is empowered to act on any matter except those matters specifically reserved to the full Board by applicable law. Itzhak Fisher, Donald R. Shassian, Nir Tarlovsky and Elie
C. Wurtman are the current members of the Executive Committee.

      Audit Committee. The Audit Committee recommends to the Board the appointment of the firm selected to serve as the independent auditors for the Company and its subsidiaries and monitors the performance of such firm; reviews and approves the scope of the annual audit and evaluates with the independent auditors the Company's annual audit and annual financial statements; reviews with management the status of internal accounting controls; evaluates issues having a potential financial impact on the Company which may be brought to the Audit Committee's attention by management, the independent auditors or the Board; and evaluates public financial reporting documents of the Company. Jacob Z. Schuster, Donald R. Shassian and Robert R. Grusky are the current members of the Audit Committee.

      Compensation Committee. The Compensation Committee is responsible for evaluating the Company's compensation policies, administering the Company's stock award and incentive plans and establishing the compensation for the executive officers. Yadin Kaufmann, Jacob Z. Schuster and Oakleigh Thorne are the current members of the Compensation Committee.

      Other. The Company does not have a nominating committee. The functions customarily attributable to a nominating committee are performed by the Board as a whole.

      See "Certain Transactions" for a discussion of certain agreements between the Company and certain directors of the Company.


                                PROPOSAL II
            RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Subject to ratification by the stockholders, on the recommendation of the Audit Committee, the Board has reappointed Brightman Almagor & Co., a member firm of Deloitte & Touche Tohmatsu, as independent auditors to audit the financial statements of the Company for the year ending December 31, 2000.

      Representatives of Brightman Almagor & Co. are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      The ratification of the selection of Brightman Almagor & Co. as the Company's independent auditors for 2000 will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present at the Meeting, in person or represented by proxy, and entitled to vote. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effective as a vote against the proposal; broker non-votes will be disregarded and will have no effect on the outcome of the vote.

      The Board believes that a vote for the proposal to ratify the appointment by the Board of the independent auditors as described above is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" such proposal.


                           EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth certain information regarding compensation paid or accrued for services rendered during each of the Company's last two fiscal years to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") based on salary and bonus earned during fiscal 1998 and 1999.

                                 ---------------------------------------------
                                             ANNUAL COMPENSATION
                                 ---------------------------------------------
                                                                    OTHER
          NAME AND                                                  ANNUAL
     PRINCIPAL POSITION          YEAR   SALARY($)    BONUS($)    COMPENSATION
------------------------------   ----   ---------    --------    -------------
Elie C. Wurtman
  Co-Chairman of the Company     1998    153,000     162,500           --
  & Chairman of the Board of     1999    180,000      90,000           --
  Directors (1)(2)
Amos Sela                        1998      --          --              --
  Chief Executive Officer &      1999    230,000     115,000           --
  President(3)
Noam Bardin                      1998    120,000      10,000           --
  Interim Chief Executive        1999    170,000     136,000           --
  Officer, President & Chief
  Technology Officer
Shimmy Zimels                    1998      --          --              --
  Vice President of Operations   1999    170,000     136,000           --
Mark J. Hirschhorn               1998      --          --              --
  Chief Financial Officer        1999    200,000     160,000           --

--------------------
(1)  Mr. Wurtman was paid by RSL COM in 1998.
(2) Mr. Wurtman resigned from the position of co-chairman of the Company effective April 1, 2000.
(3) Mr. Sela resigned as Chief Executive Officer and President of the Company effective April 1, 2000.


OPTION GRANTS IN FISCAL 1999

      The following table provides information on grants of options to purchase Class A Common Stock granted during 1999 to the named executive officers.


                                         INDIVIDUAL GRANTS
                         ------------------------------------------
                         SHARES OF                            FAIR
                          COMMON      % OF TOTAL              MARKET
                          STOCK         OPTIONS    EXERCISE   VALUE                POTENTIAL REALIZABLE VALUE AT
                         OPTIONS       GRANTED TO   PRICE      ON                  ASSUMED RATES OF STOCK PRICE
                        UNDERLYING     EMPLOYEES     PER      GRANT     EXPI-      APPRECIATION FOR OPTION TERM
                         OPTIONS       IN FISCAL    SHARE     DATE     RATION   ---------------------------------
NAME                    GRANTED (#)      YEAR      ($/SH)     ($/SH)    DATE       0%           5%         10%
----                    ----------    -----------   -----     -----    ------   ---------   ---------   ---------

Amos Sela (1)..........   273,332        21.4       5.11      15.00    4/1/06   2,703,253   4,372,357   6,592,975
Mark J.  Hirschhorn....   173,938        13.6       5.11      15.00    4/1/06   1,720,246   2,782,401   4,195,517
Noam Bardin ...........   173,938        13.6       5.11      15.00    4/1/06   1,720,246   2,782,401   4,195,517
Shimmy Zimels..........   173,938        13.6       5.11      15.00    4/1/06   1,720,246   2,782,401   4,195,517
Elie Wurtman...........   165,656        13.0       5.11      15.00    4/1/06   1,638,338   2,649,918   3,995,749
------------
(1) In connection with Mr. Sela's resignation as Chief Executive Officer and President effective April 1, 2000, options to purchase 136,666 shares granted to him vested.

OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information for the named executive offices with respect to option exercises during 1999 and the value as of December 31, 1999 of unexercised in-the-money options held by each of the named executive officers.


                                                        NUMBER OF
                                                        SECURITIES       VALUE OF
                                                        UNDERLYING      UNEXERCISED
                                                        UNEXERCISED     IN-THE-MONEY
                                                        OPTIONS AT      OPTIONS AT
                          SHARES                        YEAR END (#)     YEAR-END
                         ACQUIRED          VALUE        EXERCISABLE     ($)EXERCISABLE
NAME                    ON EXERCISE(#)  REALIZABLE      /UNEXERCISABLE  /UNEXERCISABLE
----                    -------------- -------------    --------------  ------------
Amos Sela (1)...........          0             0       0/273,332        0/5,641,572
Mark J.  Hirschhorn.....          0             0       0/173,938        0/3,590,080
Noam Bardin.............    248,483     6,397,443       0/173,938        0/3,590,080
Shimmy Zimels...........     86,969     2,239,104       0/173,938        0/3,590,080
Elie Wurtman............          0             0       0/165,656        0/3,419,140
------------

(1) In connection with Mr. Sela's resignation as Chief Executive Officer and President effective April 1, 2000, options to purchase 136,666 shares granted to him vested.


DIRECTOR COMPENSATION

      The Company does not pay its directors cash compensation. Directors are reimbursed for the expenses they incur in attending meetings of the Board or Board committees. Each director who is not an employee of the Company received options to purchase 24,848 shares of Class A Common Stock at the completion of the Company's initial public offering on November 22, 1999, with an exercise price equal to fifteen dollars per share. Under the Company's 1999 Directors' Plan, each non-employee director will be eligible to receive on an annual basis options to purchase 10,000 shares of Class A Common Stock with an exercise price equal to the fair market value on the date of grant.

1999 DIRECTORS' PLAN

      The purposes of the 1999 Directors' Plan are to enable the Company to attract, maintain and motivate qualified directors and to enhance a long-term mutuality of interest between the Company's directors and stockholders of the Company's common stock by granting the Company's directors options to purchase the Company's shares.

      Under the Directors' Plan, on the first business day following each annual meeting of the Company's stockholders during the term of the Directors' Plan, each director who is not an employee of the Company will be granted options to acquire 10,000 shares of the Company's Class A Common Stock with an exercise price per share equal to the fair market value of a share of the Company's Class A Common Stock on the date of grant. These options will have a seven-year term and will become exercisable on the first anniversary of the date of grant. In addition, each director who was not an employee of the Company on the date of the completion of the Company's initial public offering was granted options to acquire 24,848 shares of the Company's Class A Common Stock with an exercise price per share equal to the initial public offering price. Each individual who becomes a director and was not an employee of the Company following completion of the initial public offering will be granted options to acquire 24,848 shares of the Company's Class A Common Stock with an exercise price per share equal to the fair market value on the date of grant. These options will have a seven-year term and will be immediately exercisable, but if exercised, subject to the 180-day lock-up to be imposed on the Company's officers and directors. The maximum number of shares that may be issued under the Directors' Plan is 600,000 shares of Class A Common Stock. The plan will terminate December 31, 2009, unless sooner terminated by the Company's stockholders.

EMPLOYMENT AGREEMENTS

      The Company has entered into employment agreements with Messrs. Hirschhorn, Wurtman, Bardin and Zimels, each with the following principal terms:

      Under the agreement, which is effective as of April 1, 1999 and will terminate on March 31, 2002, the employee is entitled to receive a base salary as stated below, increased on each January 1, commencing January 1, 2001, by an amount equal to his base salary then in effect, multiplied by the applicable cost of living index during the prior year. The employee's base salary, as adjusted for cost of living increases, may be further increased at the option and in the discretion of the board of directors.

      The employee shall be granted options to purchase shares of the Company's Class A Common Stock as set forth below, under the Company's 1999 Stock Incentive Plan, at an exercise price of $5.11 per share. The employee's options are exercisable in installments, as long as the employee is employed by the Company on the applicable vesting date, and after an option is exercisable, that option remains exercisable until the expiration of seven years from the date of the agreement. If the employee is terminated for any reason prior to September 30, 2000, following such date, any unvested options will expire. If the employee is terminated for cause, following such date, all options will expire. In the case of Messrs. Hirschhorn, Bardin and Zimels, the options are exercisable in three equal installments on each of April 1, 2000, 2001 and 2002. In the case of Mr. Wurtman, 50% of the options are exercisable on April 1, 2000 and the remaining options are exercisable in two equal installments on each of April 1, 2001 and April 1, 2002.

      The employee's options are immediately exercisable in full upon a change of control. The employee's options, following any termination of the employee's employment, other than for cause, remain exercisable for the lesser of two years and the remaining term of his options. If the employee's employment is terminated by the Company without cause or by the employee for good reason, the employee is entitled to receive previously earned but unpaid salary, vested benefits and a payment equal to his base salary as in effect immediately prior to the termination date. If the employee dies or is unable to perform his duties, he or his representative or estate or beneficiary will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months' total base salary reduced, in the case of disability, by any disability benefits he receives.

      The following table sets forth the position, base salary and number of shares of Class A Common Stock represented by the options granted for each of Messrs. Wurtman, Hirschhorn, Bardin and Zimels, pursuant to their respective employment agreements:


                                                                                 OPTIONS TO
                                                                                  PURCHASE
                                                                               SHARES OF CLASS A
                                    POSITION                  BASE SALARY        COMMON STOCK

                           Co-Chairman of the Company and
Elie C.  Wurtman........   Chairman of the Board of Directors   $ 180,000(1)        165,656

                           Vice President and Chief Financial
Mark J.  Hirschhorn.....   Officer                                200,000           173,938

                           Interim Chief Executive Officer,
                           President, Vice President of
                           Technology and Chief
Noam Bardin.............   Technology Officer                     170,000           170,000

Shimmy Zimels...........   Vice President of Operations  $        173,938           173,938

(1)   Beginning on April 1, 2000, Mr. Wurtman's base salary was reduced to $90,000.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Executive compensation decisions in 1999 were made by RSL COM's compensation committee, in the case of Mr. Wurtman and Mr. Davidson, and by Mr. Wurtman and Mr. Davidson, with the Company's Board's approval, in the case of Mr. Bardin. Since the closing of the Company's initial public offering, the Company's compensation committee makes all compensation decisions regarding the executive officers of the Company. The members of the Compensation Committee for the fiscal year ended December 31, 1999 were Yadin Kaufmann, Jacob Z. Schuster and Oakleigh Thorne. In 1999, no interlocking relationship existed between the Company's Board of Directors and the Board of Directors or compensation committee of any other company, except that Messrs. Wurtman and Davidson were directors of Ambient, the board of which makes all compensation decisions for Ambient. Mr. Davidson was also Ambient's chief executive officer.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee is responsible for recommending to the Board of Directors the overall executive compensation strategy of the Company and for the ongoing monitoring of the compensation strategy's implementation. In addition to recommending and reviewing the compensation of the executive officers, it is the responsibility of the Compensation Committee to recommend new incentive compensation plans and to implement changes and improvements to existing compensation plans, including the 1999 Stock Incentive Plan, the 1999 Performance Incentive Plan, the 1999 Employee Stock Purchase Plan and the 1999 Directors' Plan. The Compensation Committee makes its compensation determinations based upon its own analysis of information it compiles and the business experience of its members.

Overall Policy

      The Compensation Committee believes that the stability of the Company's management team, as well as the Company's ability to continue to incentivize management and to attract and retain highly qualified executives for its expanding operations, will be a contributing factor to the Company's continued growth and success. In order to promote stability, growth and performance, and to attract new executives, the Company's strategy is to compensate its executives with an overall package that the Company believes is competitive with those offered by similarly situated companies and which consists of (i) a stable base salary set at a sufficiently high level to retain and motivate these officers but generally targeted to be in the lower half of its peer group comparables, (ii) an annual bonus linked to the Company's overall performance each year and to the individual executive's performance each year and (iii) equity-related compensation which aligns the financial interests of the Company's executive officers with those of the Company's stockholders by promoting stock ownership and stock performance through the grant of stock options and stock appreciation rights, restricted stock and other equity and equity-based interests under the Company's various plans.

      Executive officers are also entitled to customary benefits generally available to all employees of the Company, including group medical and life insurance. Base salary, bonuses and benefits are paid by the Company and its subsidiaries.

Federal Income Tax Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of compensation a publicly held corporation may deduct as a business expense for Federal income tax purposes. The limit, which applies to a company's chief executive officer and the four other most highly compensated executive officers, is $1 million (the "Deductibility Limit"), subject to certain exceptions. The exceptions include the general exclusion of performance-based compensation from the calculation of an executive officer's compensation for purposes of determining whether his or her compensation exceeds the Deductibility Limit. The Compensation Committee has determined that compensation payable to the executive officers should generally meet the conditions required for full deductibility under section 162(m) of the Code. While the Company does not expect to pay its executive officers compensation in excess of the Deductibility Limit, the Compensation Committee also recognizes that in certain instances it may be in the best interest of the Company to provide compensation that is not fully deductible.

      With respect to the Performance Incentive Plan described below, because the Performance Incentive Plan was in existence prior to the completion of the Company's initial public offering, the Deductibility Limit generally will not apply to payments under such plan until the Company's annual general meeting of stockholders to be held in 2001, the first meeting of the Company's stockholders at which directors will be elected after the close of the third calendar year following the calendar year in which the initial public offering was closed.

Base Salary

       The base salaries for the Named Executive Officers are based upon employment agreements between the Company and such officers. See
"--Employment Agreements."

Annual Incentive Bonuses

      Prior to the Company's initial public offering in November 1999, the Board of Directors approved the 1999 Performance Incentive Plan established by RSL Communications, Ltd. ("RSL COM"). The Company established the Performance Incentive Plan to enable the Company and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance. The Performance Incentive Plan is effective through and including the year 2002, unless extended or earlier terminated by the Board of Directors. As part of the Performance Incentive Plan, the Compensation Committee may determine that any bonus payable under the Performance Incentive Plan be paid in cash, in shares of Class A Common Stock or in any combination thereof, provided that at least 50% of such bonus is required to be paid in cash. In addition, the Performance Incentive Plan permits a participant to elect to defer payment of his or her bonus on terms and conditions established by the Compensation Committee. No more than 400,000 shares of Class A Common Stock may be issued under the Performance Incentive Plan.

      Under the 1999 Performance Incentive Plan, bonuses may be payable if the Company meets any one or more of the following performance criteria, which are set annually by the Compensation Committee: (i) revenues; (ii) operating income; (iii) gross profit margin; (iv) net income; (v) earnings per share; (vi) maximum capital or marketing expenditures; (vii) targeted levels of customers. For 1999, such performance criteria were set by RSL COM.

      Under the 1999 Performance Incentive Plan, RSL COM established that bonus amounts are determined as follows: if 100% of the pre-established targets are achieved, participants will generally be eligible to receive a bonus equal to their base salary for such year. If 120% of such targets are achieved, the bonus potentially payable to participants will generally equal twice their base salary for such year and, if 80% of such targets are achieved, the bonus potentially payable to participants will generally equal 25% of their base salary for such year. To the extent the Company's results exceed 80% of the targets but is less that 120% of the targets, the amount of the bonus payable to participants will be adjusted proportionately based on where such results fall within the ranges set forth above. Any such bonus will consist of two components. Fifty percent of the amount determined pursuant to the formula described above will be payable if the targets are achieved. Up to an additional 50% of such amount will be payable in the discretion of the Compensation Committee. In addition, the Performance Incentive Plan permits the Compensation Committee to grant discretionary bonuses to participants, notwithstanding that a bonus would not otherwise be payable under the Performance Incentive Plan, to recognize extraordinary individual performance.

      With respect to 1999, the Company achieved 80% of the pre-established targets set by RSL COM and, under the Performance Plan, $90,000 was awarded to Mr. Elie Wurtman, $90,000 was awarded to Mr. Jacob Davidson, $115,000 was awarded to Mr. Amos Sela, $160,000 was awarded to Mr. Mark Hirschhorn, $136,000 was awarded to Mr. Noam Bardin and $136,000 was awarded to Mr. Shimmy Zimels. Pursuant to the terms of the Performance Incentive Plan, the awards were paid in the current year, promptly following the completion of the audit of the Company's 1999 financial statements. The Compensation Committee determined that all such bonuses for 1999 were to be paid in cash.

      The Compensation Committee has engaged the services of a consultant to review industry standards with respect to compensation packages and criteria for bonus payments for the executive officers of the Company. Upon completion of such review, an amended performance incentive plan will be submitted to the Board of Directors for approval.

Long-Term Incentive Compensation

      The Company reinforces the importance of producing satisfactory returns to stockholders over the long term through the operation of the 1999 Stock Incentive Plan and the 1999 Directors' Plan. For a discussion relating to the Directors' Plan, refer to page 15 of this Proxy Statement. Grants of stock, stock options, stock unit awards and stock appreciation rights under such plans provide executives with the opportunity to acquire an equity interest in the Company and align the executive's interest with that of the stockholders to create stockholder value as reflected in growth in the market price of the Class A Common Stock.

1999 Stock Incentive Plan

      The Board of Directors adopted the 1999 Stock Incentive Plan in conjunction with the Company's initial public offering. The purposes of the 1999 Stock Incentive Plan are to foster and promote the long-term financial success of the Company and materially increase stockholder value by (i) motivating superior performance by means of performance-related incentives,
(ii) encouraging and providing for the acquisition of an ownership interest in the Company by executive officers and other key employees and (iii) enabling the Company to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

      Under the 1999 Stock Incentive Plan, the Compensation Committee is authorized to grant options for up to 4,000,000 shares of Class A Common Stock. This represented, upon completion of the initial public offering, approximately 15% of the outstanding shares of the Company, on a fully diluted basis. Options granted under the Stock Incentive Plan are to be granted to certain officers of the Company and to other employees and consultants of the Company. Directors who are non-employees of the Company are prohibited from participating in the Stock Incentive Plan.

      The 1999 Stock Incentive Plan is administered by the Compensation Committee and provides for the grant of (i) incentive and non-incentive stock options to purchase Class A Common Stock; (ii) stock appreciation rights, which may be granted in tandem with or independently of stock options; (iii) restricted stock and restricted units; (iv) incentive stock and incentive units; (v) deferred stock units; and (vi) stock in lieu of cash. The maximum number of shares for which options or stock appreciation rights may be granted to any one participant in a calendar year is 600,000. As of December 31, 1999, the Company has granted options to acquire an aggregate of 2,591,205 shares of Class A Common Stock.

Chief Executive Officer's Fiscal 1999 Compensation

      Mr. Amos Sela, the Company's chief executive officer through April 1, 2000, led the Company to a successful year in 1999. The Company completed several significant alliances with strategic partners and completed a successful initial public offering of its Class A Common Stock. Under the terms of his employment agreement with the Company, which was terminated as of April 1, 2000, Mr. Sela received an aggregate annual base salary of $230,000, and his participation in the Performance Incentive Plan resulted in bonus compensation for 1999 in the amount of $115,000.

                                    Submitted By:
                                    Yadin Kaufmann
                                    Jacob Schuster
                                    Oakleigh Thorne





                            STOCK PERFORMANCE CHART

      The following chart compares the cumulative total stockholder return on the Company's Class A Common Stock from the date of the Company's initial public offering (November 22, 1999) through March 31, 2000 with the cumulative total return on The Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index. For purposes of the chart, it is assumed that the value of the investment in the Company's Class A Common Stock and each index was $100 on November 22, 1999.

  COMPARISON OF 4 MONTH CUMULATIVE TOTAL RETURN AMONG DELTATHREE.COM, INC.,

[GRAPHIC OMITTED]

 The Nasdaq Stock Market (U.S.) Index and The Nasdaq Telecommunications Index




                                                         CUMULATIVE TOTAL RETURN
                                           ------------------------------------------------------
                                           11/22/99   11/99   12/99     1/00     2/00      3/00
                                           ------------------------------------------------------
deltathree.com, Inc.                       $100.00  $195.42  $171.67   $293.33  $279.17   $139.59
Nasdaq Stock Market (U.S.)                  100.00   98.35    119.96    116.16   134.94    134.79
Nasdaq Telecommunications Market            100.00   94.92    117.49    114.25   129.64    127.56
deltathree.com, Inc. Closing Sale Price     15.00    29.31    25.75     44.00    41.88     20.94
------------------------

*As quoted on The Nasdaq National Market System for the last trading day of the period.


                             CERTAIN TRANSACTIONS

RSL COM

      Since RSL COM's acquisition of a controlling interest in the Company, RSL COM has funded the Company's cash requirements through inter-company loans bearing interest at the rate of 14% per annum. As of December 31, 1999, the Company owed approximately $14.8 million (principal and accrued interest) to RSL COM. The inter-company loans are due on demand after October 1, 2000. Prior to the closing of the Company's initial public offering, RSL COM made available to the Company a $10 million line of credit (in addition to the existing $14.8 million), bearing interest at the rate of 14% per annum, due on demand after November 1, 2000. To date, the Company has not drawn on the RSL COM line of credit. The Company has agreed with RSL COM that it will not incur any debt other than inter-company debt without RSL COM's written consent so long as the Company is a restricted subsidiary.

            Since the Company's initial public offering, RSL COM has been the controlling stockholder of the Company and owns 100% of the outstanding Class B common stock, which represents approximately 95.5% of the combined voting power of all of the Company's outstanding capital stock and approximately 68.1% of the economic interest in the Company.

      For so long as RSL COM continues to beneficially own shares of capital stock representing more than 50% of the combined voting power of the Company's outstanding capital stock, it will be able to approve any matter submitted to a vote of the Company's stockholders, including, among other things, the election of all members of the board of directors. In addition, the non-competition provision in the services agreement with RSL COM terminates on September 3, 2001. See "--Services Agreement." Therefore, various conflicts of interest could arise between the Company and RSL COM.

INTERCOMPANY COMPLIANCE AGREEMENT

      The Company has entered into an agreement with RSL COM under which the Company has agreed not to take any action which would cause RSL COM to default under its indentures. In order to help RSL COM comply with its indentures, the Company has also agreed to obtain RSL COM's written consent before incurring any debt and to provide RSL COM with information that it requires for its reporting obligation under its indentures and under the securities laws.

SERVICES AGREEMENT

      The Company entered into a services agreement with RSL COM on July 23, 1997, which was subsequently amended and restated as of September 3, 1999. As amended and restated, the agreement extends to September 2, 2004, and is automatically extended for additional one-year terms unless terminated by RSL COM or the Company. The services agreement may be terminated by the Company or RSL COM for cause, by the non-bankrupt party in the event of bankruptcy of the other party or by RSL COM should RSL COM and/or its affiliates hold less than 50% of the voting control of the Company's outstanding Common Stock.

Services and Facilities

      Under the agreement, if the Company requires equipment space or limited office space at any location where RSL COM maintains an office or equipment, RSL COM is required to use its reasonable best efforts to provide the Company such space. However, RSL COM is not obligated to provide the Company with office space for more than that required by two full-time employees, and RSL COM is entitled to vacate space without it being deemed a breach of the agreement. The Company is required to pay RSL COM its proportionate share of all lease payments associated with such office or equipment space. In addition, RSL COM is required to make reasonable efforts to assist the Company in obtaining Internet, frame relay and dedicated lines from third parties in countries where RSL COM has communication switches colocated with the Company's network servers at the same price that RSL COM pays such third parties. As of September 30, 1999, the Company colocated offices in five locations and equipment in five locations. RSL COM is also required to use its reasonable efforts to purchase dedicated bandwidth connectivity on the Company's behalf from third party bandwidth suppliers at the same price as RSL COM pays such third party suppliers. As a result, the Company realizes certain bulk pricing benefits received by RSL COM.

Under the services agreement, RSL COM is also required to provide the Company with the following services:

            o domestic inbound traffic termination--RSL COM is required to terminate the Company's domestic inbound traffic through RSL COM's switches in countries where the Company's servers and RSL COM's switches are co-located. This termination service is provided to the Company at the then prevailing fair market rates for such service.

            o international outbound termination--RSL COM is required to terminate the Company's international outbound telephone traffic in each country where the Company's servers and RSL COM's switches are co-located and RSL COM has contracted to receive such services in the ordinary course. This termination service is provided to the Company at the then prevailing fair market rates for such service.

            o traffic origination--RSL COM is required to use its best efforts to assist the Company in obtaining services, including toll-free services, from local third parties which will provide the Company's users with the ability to access the Company's network at the same rates offered by such third parties to RSL COM in countries where the Company's servers and RSL COM's switches are colocated.

            o use of RSL COM switches--RSL COM is required to provide the
              Company with use of RSL's switches to connect the Company's carrier customers in each location where the Company's servers and RSL COM's switches are colocated. The termination rate is $0.01 per minute. The Company is charged for a minimum usage of 100,000 minutes per month per switch per connection, whether or not such minutes are used. In addition, RSL COM provides the Company's carrier customers billing and other similar customer-related services at a charge of $0.01 per minute of carrier traffic usage. Based on switches currently used, RSL COM charges the Company a minimum of $7,000 per month.

            o use of prepaid calling platform--RSL COM is required to
              provide the Company with access to, and use of, RSL COM's prepaid calling platform in each location where the Company's servers and RSL COM's switches are co-located. If the Company elects to use RSL COM's prepaid calling platform, the Company will be charged for a minimum of 100,000 minutes per month. The fee for using RSL COM's prepaid calling platform is $0.01 per minute of traffic usage. In addition, RSL COM is required to provide the Company with additional customer-related services for the Company's prepaid calling services at a rate of $0.015 per minute of traffic usage. To date, the Company has not elected to purchase such services.

      In the event any of RSL COM's current or future strategic partner objects to RSL COM providing the Company with any of the foregoing services, RSL COM can cease providing the service to the Company. A strategic partner is a minority shareholder in RSL COM or any RSL COM subsidiary owning more than 10% of the common stock of such entity. However, RSL COM is required to use reasonable efforts to encourage its strategic partners not to object. To date, no strategic partner has objected to RSL COM providing the Company with these services.

      Under the services agreement, the Company is required to provide Internet telephony services and facilities to RSL COM necessary to route RSL COM's international telecommunications traffic between all originations and destinations the Company services. The agreement provides that the Company is required to use, at RSL COM's request, up to 50% of the Company's network capacity to route RSL COM's international telecommunications traffic between the Company's origination and termination points. For a period of two years from the date of the closing of the Company's initial public offering, RSL COM has committed to purchase a minimum of 50 million minutes per annum of voice and fax transmission services from the Company. If RSL COM fails in this commitment RSL COM will be required to pay the Company a shortfall charge of 10% of the average daily weighted coverage price per minute charged by the Company to RSL COM in the last three months of each annual period. If the Company is no longer a subsidiary of RSL COM, RSL COM's minimum purchase obligation will cease. These services are provided to RSL COM at the then prevailing fair market rates. However, the services agreement does not specify procedures for establishing such rates.

Marketing

      Under the services agreement, the Company and RSL COM will engage in joint marketing. Each of the Company and RSL COM is required to place, in a prominent location, a link on its home page Web site to the other's home page Web site. The Company and RSL COM will also cross-sell each other's products and services, including through promotional materials and customer service representatives and other additional promotional efforts. However, neither the Company nor RSL COM are required to market or promote a product or service of the other if such product or service competes with the other party's product or service.

Non-Competition

      Under the services agreement between the Company and RSL COM, RSL COM is prohibited from competing with the Company in providing Internet telephony services as described in the services agreement, provided that the Company provides RSL COM with any requested Internet telephony services promptly and with quality assurance. However, this non-competition provision terminates on September 3, 2001 and the scope of such provision is subject to the following limitations:

      o RSL COM and its subsidiaries may acquire up to 20% in an entity providing Internet telephony services;

      o RSL COM and its subsidiaries may be stockholders in entities providing Internet telephony services, provided that Internet telephony services are ancillary to the business of that entity;

      o the non-competition provision does not apply to RSL COM's subsidiaries that become publicly traded companies; and

      o Internet telephony services under the non-competition provision are limited to (1) phone to phone services marketed as IP to the general public, including both individuals and businesses and (2) the following Web-based enhanced communication services:
        PC-to-phone, D3 box, Click IT, Global Roaming, IP-initiated conference calls, Phone-to-PC, D3 Fax, information services and white boarding.

CARRIER TRANSMISSION SERVICES

      RSL COM purchases carrier transmission services from the Company. RSL COM accounted for 37.6%, 69.1% and 67.2% of the Company's revenues in the years 1997, 1998 and 1999, respectively. Rates are established based on market rates. The balance of the Company's revenues in these periods were derived from services provided to non-affiliates.

MANAGEMENT AGREEMENT

      The Company has entered into an agreement with RSL COM pursuant to which RSL COM has agreed from the time the Company completed its initial public offering until such time as the Company is no longer a subsidiary of RSL COM, RSL COM will provide to the Company the following services:

           o  international legal services

           o financial services, including assistance in accounting, financial reporting, budgeting, business controls, tax and treasury related matters

           o  corporate finance and mergers and acquisition advisory services

           o  assistance with network planning

           o  product development

           o  assistance with strategic planning

           o  availability of RSL COM management

      The Company has agreed to pay to RSL COM $20,000 per month for these services, subject to adjustments for inflation.



RELEASE AND INDEMNIFICATION AGREEMENT

      The Company has entered into an agreement with RSL COM, pursuant to which the Company and RSL COM have agreed to release each other from any claims existing or arising from acts or events occurring or failing to occur prior to the date of the agreement, other than those arising from this agreement, the services agreement, the registration rights agreement, the management agreement, the intercompany credit agreement, the compliance agreement and other commercial transactions between the Company and RSL COM. Further, the Company and RSL COM have agreed to indemnify each other for breaches of the existing agreements described above.


                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act, which in certain circumstances may require the inclusion of qualifying proposals in the Company's Proxy Statement. For such proposals to be considered for inclusion in the Proxy Statement and proxy relating to the Company's 2001 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than December 29, 2000. Such proposals should be directed to the Company at 430 Park Avenue, Suite 500, New York, New York 10022.

      Except in the case of proposals made in accordance with Rule 14a-8, the Company's By-laws require that stockholders desiring to bring any business before the Company's 2001 Annual Meeting of Stockholders deliver written notice thereof to the Company not less than 90 days nor more than 120 days prior to such meeting and comply with all other applicable requirements of the By-laws. However, in the event that the Company's 2001 Annual Meeting is called for a date that is not within 30 days before or after the date of this year's annual meeting, the notice must be received by the close of business on the 10th day following the public disclosure of the date of the annual meeting or the mailing of notice of the annual meeting.

                                 OTHER MATTERS

      The Board knows of no matters other than those described herein that will be presented for consideration at the Meeting and does not intend to bring any other matters before the Meeting. However, should any other matters properly come before the Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy card to vote in accordance with their best judgment in the interests of the Company.

                                 MISCELLANEOUS

      All costs incurred in the solicitation of proxies will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit proxies by mail, facsimile, telephone or in person, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

      ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN OR ORAL REQUEST OF SUCH PERSON ADDRESSED TO
DELTATHREE.COM, INC 430 PARK AVENUE, SUITE 500,NEW YORK, NEW YORK 10022

            By Order of the Board of Directors,
            /s/ Marc M. Tobin
            Marc M. Tobin
            Secretary
            New York, New York
            May 18, 2000









                                   PROXY

                            DELTATHREE.COM, INC.
            430 PARK AVENUE, SUITE 500, NEW YORK, NEW YORK 10022
  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON
                               JUNE 13, 2000

       The undersigned hereby appoints Mark J. Hirschhorn and Marc Tobin, each of them with full power of substitution and resubstitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of deltathree.com, Inc. (the "Company") to be held on Tuesday, June 13, 2000 at 10:00 a.m., local time, at The Peninsula Hotel, located at 700 Fifth Avenue, New York, New York 10019, and at any adjournment or postponement thereof and thereat to vote all of the shares of the common stock which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present. The Board of Directors recommends that you vote FOR the following proposals.

      You are encouraged to specify your choice by marking the appropriate box but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

[X]   PLEASE MARK VOTES AS IN THIS EXAMPLE.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no specification is given, this Proxy will be voted (i) FOR the election of each of the nominees for director; (ii) FOR the ratification of the appointment by the Board of Directors of the independent auditors; and (iii) at the discretion of the proxy holders with regard to any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

1.    Election of Directors
      Nominees:   Elie C. Wurtman
                  Avery S. Fischer
                  Itzhak Fisher
                  Robert R. Grusky
                  Yadin Kaufmann
                  Jacob Z. Schuster
                  Donald R. Shassian
                  Nir Tarlovsky
                  Oakleigh Thorne

      [  ]  FOR ALL NOMINEES
      [  ]  WITHHELD FROM ALL NOMINEES
      [  ]  --------------------------------------
                                  For all nominees except as noted above
      (Please date and sign on reverse side and return promptly.)

2. To ratify the appointment of Brightman Almagor & Co., a member firm of Deloitte & Touche Tohmatsu, as the independent auditors of the Company for the fiscal year ending December 31, 2000.

      [  ]  FOR
      [  ]  AGAINST
      [  ]  ABSTAIN
      (Please date and sign on reverse side and return promptly.)


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]


Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

SIGNATURE: ___________________DATE: _____________________
SIGNATURE: ___________________DATE: _____________________